Exhibit 5.14

June 18, 2010

Global Crossing Limited

Wessex House

45 Reid Street

Hamilton HM12

Bermuda

Re:	Registration Statement on Form S-4 (File No. 333 -167635)

$750,000,000 aggregate principal amount of 12% Senior Secured Notes due 2015

Ladies and Gentlemen:

We have acted as special Panamanian counsel to (i) Global Crossing Panama, Inc. (“GX Panama”) and SAC Panama, S.A. (“SAC”), both Panamanian corporations, (the “Panama Companies” or the “Panama Company”) and (ii) PAC Panama Ltd., a limited liability company organized under the laws of Bermuda, which has registered a branch in the Republic of Panama (“PAC”), in connection with the filing of the Registration Statement on Form S-4 originally filed on June 18, 2010 under Registration Number 333 -167635 by Global Crossing Limited, an exempted company with limited liability formed under the laws of Bermuda (the “Issuer”) and its co-registrants listed therein (collectively with the Panamanian Companies, the “Guarantors”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), and the Trust Indenture Act of 1939, as amended, as the same may be amended from time to time (the “Registration Statement”) relating to the proposed issuance of (a) $750,000,000 in aggregate principal amount of the Issuer’s 12% Senior Secured Notes due 2015 (the “New Notes”) and (b) the guarantees of the New Notes by the Guarantors pursuant to Article 11 of the Indenture referred to below (collectively, the “Guarantees”). The New Notes are to be issued and guaranteed pursuant to the terms of the Indenture filed as Exhibit 4.22 to the Registration Statement (the “Indenture”) among the Issuer, the Guarantors and Wilmington Trust FSB, as trustee. Upon the Registration Statement becoming effective under the Securities Act, the Issuer and the Guarantors will offer to exchange up to $750,000,000 in aggregate principal amount of New Notes and the related Guarantees for any and all of the Issuer’s outstanding 12% Senior Secured Notes due 2015 and the guarantees thereof by the Guarantors.

For the purpose of giving this Opinion we have examined and relied upon the following documents:

(a)	The Indenture;

(b)	The Registration Statement;

P.O. Box 081601832, Panamá,

Edificio Sucre, Arias & Reyes, Avenida Ricardo Arango y calle 61, Obarrio

Teléfono +507 204 7900 / Fax +507 264 1168 / sucre@sucre.net www.sucre.net

PANAMÁ     BVI     BELlZE     BAHAMAS     ANGUILLA

The documents listed in letter (a) above are hereinafter defined as the “Opinion Document”.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, certificates and other documents, and certificates of public officials and public records, as we have deemed necessary as a basis for the opinions expressed herein, including:

(a)	The Articles of Incorporation, bylaws or any other governing document of the Panama Companies as in effect on the date hereof (the “Governing Documents”);

(b)	Certified copies of the joint resolutions of the Board of Directors and Shareholders of each Panama Company dated September 21, 2009;

In such examination, we have assumed, and you so agreed, without any independent investigation:

(a)	The genuineness of all signatures;

(b)	The authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies;

As to matters of fact relevant to this opinion, we have relied, and you so agreed, upon information from public officials and officers of the Companies without undertaking any independent investigation to determine the accuracy of such facts.

We have examined the laws of Panama as currently applied by Panamanian courts and as far as in our judgment was necessary for the purpose of this Opinion. We do not purport to be qualified to express an opinion, and we express no opinion in this letter, as to the laws of any jurisdiction other than Panama. This Opinion is governed by and shall be construed in accordance with Panama law.

Based upon and subject to the assumptions set out herein and having regard to such legal considerations as we have deemed relevant, we are of the opinion that:

1.	Each Panama Company has been duly organized and validly exists as a corporation (“sociedad anónima”) and is in good standing under the laws of the Republic of Panama. PAC has been duly registered at the Panamanian Public Registry Office as a foreign limited liability company and is in good standing under the laws of the Republic of Panama.

2.	Each Panama Company has the corporate power and authority to execute, deliver and perform the Opinion Document.

3.	The Indenture, including the Guarantees set forth therein, has been duly authorized, executed and delivered by each Panama Company party to such agreements.

This Opinion is for your benefit and may also be relied upon by your special counsel, Latham & Watkins LLP, in connection with the filing of the Registration Statement and its opinion with respect to the validity of the securities being registered thereunder. We hereby consent to the filing of this Opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus contained under the caption “Legal Matters”. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act 1933 or the rules and regulations of the Commission promulgated thereunder.

Very truly yours, SUCRE, ARIAS & REYES

/s/ Carlos Sucre Levy
CARLOS SUCRE LEVY